American General Life Insurance Company

A STOCK COMPANY

CONTRACT NUMBER             [P9999999999]

OWNER                                    [JOHN DOE]

STATUTORY HOME OFFICE 2727-A ALLEN PARKWAY HOUSTON, TX 77019	ANNUITY SERVICE CENTER P. O. BOX 9450 AMARILLO, TX 79105-9450

THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.

AMERICAN GENERAL LIFE INSURANCE COMPANY agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Application and Purchase Payments We receive.

The value of amounts allocated to the Separate Account during the accumulation period is not guaranteed and will increase or decrease based upon the investment experience of the Variable Portfolios You choose.

This Contract may include one or more endorsement(s) or rider(s) as part of the entire Contract containing definitions and additional terms affecting how this Contract may work. You should carefully read the entire Contract.

RIGHT TO EXAMINE CONTRACT – You may return this Contract within ten (10)* days after You receive it if you are not satisfied with it for any reason. This Contract and a Request From You for cancellation may be returned to Us at Our Annuity Service Center or to the agent through whom it was purchased. The Company will void the Contract and refund the Contract Value plus any applicable fees and charges deducted from the Purchase Payment(s) as of the end of the Business Day during which the Request From You is received by Us prior to the Transaction Cutoff of that Business Day.

*If this Contract replaced any other life insurance or annuity contract(s), You may return it within thirty (30) days after You receive it.

Signed at the Home Office on the Contract Date.

Julie Cotton Hearne Secretary	Kevin T. Hogan President

For Inquiries Call: 1-877-445-1262

Website: www.aig.com/annuities

FLEXIBLE PURCHASE PAYMENT INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

With Waiver of Withdrawal Charge Benefit

Nonparticipating

ICC21-AG-807 (6/21)

TABLE OF CONTENTS

Contract Data Page	Pages 3-4

Definitions	Page 7

Purchase Payment Provisions	Page 10

Accumulation Provisions	Page 10

Charges and Deductions	Page 11

Transfer Provisions	Page 11

Withdrawal Provisions	Page 12

Annuity Provisions	Page 12

Death Benefit Provisions	Page 14

General Provisions	Page 16

ICC21-AG-807 (6/21)	2

DEFINITIONS

These terms are capitalized when used in the Contract with the meaning set forth below. Capitalized terms not defined in this section are described in the provisions discussed herein or defined in the Rider(s) or Endorsement(s) attached to this Contract.

ACCUMULATION UNIT

An Accumulation Unit is a unit of measure used to compute the Contract Value in a Variable Portfolio before the Annuity Date.

AGE

The Age of a person, unless otherwise defined in this Contract or an endorsement or rider to this Contract, is the attained age as of a person’s last birthday.

ANNUITANT

The Annuitant is the natural person named on the CONTRACT DATA PAGE whose life is used to determine the annuity income payments under the Contract. Annuitant means both the Annuitant and Joint Annuitant (collectively, “Joint Annuitants”) if applicable.

ANNUITIZATION

Annuitization is a series of periodic annuity income payments. Annuity income payments are a series of periodic payments of predetermined amounts that do not vary with investment experience and are made from the Company’s general asset account.

ANNUITY DATE

The Annuity Date is the date on which We calculate annuity income payments. This date cannot be later than the Latest Annuity Date.

ANNUITY SERVICE CENTER

The Annuity Service Center is the address shown on Page 1 of this Contract where all Purchase Payments and requests regarding this Contract are to be sent.

BENEFICIARY

The Beneficiary is the natural person(s) or non-natural entity that may be selected in a Request From You and will receive the death benefit under this Contract upon Your death. You may select Your primary and/or contingent beneficiary as described in this Contract.

BUSINESS DAY

Business Day is any day that We are open and the New York Stock Exchange (“NYSE”) is open for trading.

CONTINUATION DATE

The Continuation Date is the date on which We receive in Good Order: (1) Due Proof of Death of the Owner or Annuitant, as applicable; and (2) the Spousal Beneficiary’s request to continue the Contract on Our death claim election form. If We receive (1) and (2) on different dates, the Continuation Date will be the later date.

CONTRACT ANNIVERSARY

The date that occurs on the same month and date as the Contract Date for each Contract Year. The first Contract Anniversary is one (1) year after the Contract Date on the same month and date of the following Contract Year.

CONTRACT DATE

The Contract Date is the date Your Contract is issued, as shown on the CONTRACT DATA PAGE. It is the date from which Contract Years and Contract Anniversaries are measured.

CONTRACT VALUE

The Contract Value is the sum of the values of the Accumulation Units held in the Variable Portfolios.

CONTRACT YEAR

The one (1) year period starting from the Contract Date in one (1) calendar year and ending on the date preceding the Contract Anniversary in the following calendar year, and/or each one (1) year period thereafter.

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GOOD ORDER

Good Order means that You provide to Us fully and accurately completed forms and/or instructions, including any necessary documentation We may require, applicable to any given notice or request received at our Annuity Service Center.

IRC

IRC refers to the Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

JOINT ANNUITANT

A Joint Annuitant is any natural person named as Joint Annuitant on the Application and shown on the CONTRACT DATA PAGE, unless subsequently changed by You after the Contract Date. The lives of the Annuitant and Joint Annuitant (collectively, “Joint Annuitants”) are used to determine the annuity income payments under the Contract. This Contract cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

JOINT OWNER

A Joint Owner is any natural person named as Joint Owner on the Application and shown on the CONTRACT DATA PAGE, unless subsequently changed by You after the Contract Date. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. If there are Joint Owners, the authorizations of both Joint Owners are required for all Contract changes and the exercise of any other rights of ownership. This Contract cannot have Joint Owners if it is issued in connection with a tax-qualified retirement plan.

LATEST ANNUITY DATE

The Latest Annuity Date is the latest date on which We calculate annuity income payments or You must make a total Withdrawal of the Contract and is shown on the CONTRACT DATA PAGE. If the Contract is owned by Joint Owners, the Latest Annuity Date is based on the older Owner’s date of birth. If the Owner is a non-natural entity, the Latest Annuity Date is determined by the Annuitant’s date of birth or the older Annuitant’s date of birth if there are Joint Annuitants.

OWNER

The Owner is the natural person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both the Owner and Joint Owner (collectively, “Joint Owners”), if applicable.

PAYEE

The Payee is the person receiving annuity income payments under this Contract.

PURCHASE PAYMENT(S)

Purchase Payment(s) are payment(s) in U.S. currency made by or on behalf of the Owner to the Company to purchase the Contract. Purchase Payment(s) means Purchase Payment(s) and any Subsequent Purchase Payments, if applicable.

REQUEST FROM YOU

A Request From You refers to a request and/or notice from You that must be in Good Order.

REQUIRED DOCUMENTATION

Required Documentation must be in Good Order and is: (1) Due Proof of Death of the Owner before the Annuity Date; (2) an election form specifying the annuity income payment option; and (3) any other documentation We may require.

SEPARATE ACCOUNT

The Separate Account is a segregated asset account shown on the CONTRACT DATA PAGE. The Separate Account consists of Variable Portfolios, each investing in shares of the Underlying Fund(s). The assets of the Separate Account are not credited with earnings or charged with liabilities arising out of any other business We may conduct. Income, gains, and losses, whether or not realized, from assets allocated to a Separate Account shall be credited to or charged against such account without regard to the general assets and liabilities of the Company. The value of amounts allocated to the Variable Portfolios of the Separate Account is not guaranteed.

SPOUSAL BENEFICIARY

The Spousal Beneficiary is the surviving spouse who was married to the original deceased Owner (original deceased Annuitant if the Owner is not a natural person) at the time Required Documentation is received and who is designated as the sole primary Beneficiary in a Request From You before Your death. As the sole primary Beneficiary at the time of the original Owner’s death, the Spousal Beneficiary may continue the Contract as the new Owner (“Continuing Spouse”) on the Continuation Date.

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SUBSEQUENT PURCHASE PAYMENTS

Subsequent Purchase Payments are Purchase Payments made after the initial Purchase Payment.

TRANSACTION CUTOFF

The Transaction Cutoff for any applicable request received in Good Order is two (2) hours before the NYSE closes for trading on any Business Day. Your applicable request that is received in Good Order will be processed the next Business Day if it is received:

(1) on a Business Day after the deadline referenced above; or

(2) on a day that is not a Business Day.

UNDERLYING FUND

The Underlying Fund is the underlying investment portfolios in which the Variable Portfolio(s) invest.

VARIABLE PORTFOLIO

A Variable Portfolio is one or more divisions of the Separate Account which provides for the variable investment options available under this Contract. Each Variable Portfolio has its own investment objective and is invested in the Underlying Fund(s). A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio.

WE, OUR, US, THE COMPANY

We, Our, Us, The Company refers to the American General Life Insurance Company.

WITHDRAWAL(S)

Withdrawals are any amount(s) withdrawn by the Owner from the Contract Value, including any charges that include but are not limited to Withdrawal Charges, applicable to each such Withdrawal.

YOU, YOUR

You, Your refers to the Owner.

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PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Subsequent Purchase Payments. Subsequent Purchase Payments can be made at any time after the Contract Date but must be received at Our Annuity Service Center before the Purchase Payment Age Limit, as shown on the CONTRACT DATA PAGE, and are subject to Purchase Payment restrictions and/or limits shown in any endorsements and/or riders attached to the Contract. We reserve the right, upon advance Notice From Us, to: 1) limit the maximum amount of Purchase Payments; and 2) discontinue acceptance of any Subsequent Purchase Payment(s).

Subsequent Purchase Payments are allocated to the Contract Value as of the Business Day on which We receive such Purchase Payments in Good Order. If Subsequent Purchase Payments are received without allocation instructions from You, they will be allocated based on the last provided Good Order allocation instructions We have on file from You

CHANGES TO VARIABLE PORTFOLIO OFFERINGS

If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Underlying Fund, for shares already purchased, or to be purchased in the future. At any given time, some Variable Portfolios may not be available for receipt of Purchase Payment(s) or transfer(s). Substitutions may be necessary and will be carried out in accordance with any applicable laws or regulations.

MINIMUM CONTRACT VALUE

If Your Contract Value falls below the Minimum Amount Remaining After Any Partial Withdrawal, as shown on the CONTRACT DATA PAGE, as a result of taking partial Withdrawals, subject to applicable laws, rules, and regulations, We may terminate Your Contract.

ACCUMULATION PROVISIONS

Your Contract provides for an accumulation phase and an income phase. During the accumulation phase, Your Purchase Payment(s) received prior to the Annuity Date are allocated among one or more of the Variable Portfolio(s) in Your Contract. During the income phase, payments under an Annuity Payment Option selected by You are made to You or Your designated Payee.

SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation Value under the Contract is the sum of the Accumulation Unit Values held in the Variable Portfolios for You.

NUMBER OF ACCUMULATION UNITS

Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolio(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal to:

The sum of each Purchase Payment and/or transfer amount allocated to the Variable Portfolio reduced by any applicable premium taxes:

Divided by

The Accumulation Unit Value for that Variable Portfolio for the Business Day in which the Purchase Payment or transfer amount is allocated to the Variable Portfolio.

The number of Accumulation Units will be reduced for Withdrawals, amounts transferred out of a Variable Portfolio, and applicable charges for any elected features as set forth in endorsements or riders to this Contract. Any reduction to the Contract Value will be made as of the end of the Business Day, on which the Request From You for the applicable transaction is received by Us prior to the Transaction Cutoff of that Business Day.

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ACCUMULATION UNIT VALUE (AUV)

The AUV of a Variable Portfolio for any Business Day is determined as follows:

1.	We calculate the Net Investment Rate by dividing (a) by (b) minus (c) where:

(a)	is the Variable Portfolio’s income and capital gains and losses (whether realized or unrealized) on the current Business Day;

(b)	is the value of the Variable Portfolio for the immediately preceding Business Day; and

(c)	is the daily Separate Account charge.

2.	We calculate the AUV by multiplying (d) by [1+(e)] where:

(d)	is the AUV of the immediately preceding Business Day; and

(e)	is the Net Investment Rate of the current Business Day.

CHARGES AND DEDUCTIONS

We will deduct the following charges from the Contract:

WITHDRAWAL CHARGE

The charge, as shown on the CONTRACT DATA PAGE, if any, may be deducted upon Withdrawal of any portion of the Contract Value that is not considered a Penalty-Free Withdrawal. See WITHDRAWAL PROVISIONS below.

SEPARATE ACCOUNT CHARGE

This charge, as shown on the CONTRACT DATA PAGE, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which all or part of the Contract Value is allocated. This charge compensates Us for the mortality and expense risk and the costs of contract distribution assumed by Us. We subtract this charge daily from the Separate Account.

TRANSFER PROVISIONS

Subject to applicable restrictions described in this Contract, You may transfer all or part of Your Contract Value amongst the available Variable Portfolio(s) upon Our receipt of a Request From You. The minimum amount that can be transferred is subject to the Minimum Transfer Amount, as shown on the CONTRACT DATA PAGE. The amount that can remain in a Variable Portfolio is subject to Company limits. We reserve the right to restrict Your transfer privileges when there are excessive transfers that have a detrimental effect on the Variable Portfolios, including but not limited to possible termination of those privileges. We will send advance Notice From Us prior to restriction or termination of Your transfer privileges.

Due to the risks that frequent transfers impose upon Owners and other investors in the Variable Portfolio(s) and/or Underlying Funds, We or the manager of an Underlying Fund may limit transfer activity and impose other requirements to minimize these risks, including but not limited to, requiring a minimum amount that can be transferred, and an amount that can remain in a Variable Portfolio after a transfer.

A transfer to a Variable Portfolio will result in the redemption of Accumulation Units in a Variable Portfolio and the purchase of Accumulation Units in the other Variable Portfolio. Transfers will be effective as of the end of the Business Day on which the Request From You for such transfer is received by Us prior to the Transaction Cutoff of that Business Day.

Unless You instruct Us to make a transfer, Your allocation to any available Variable Portfolio(s) will remain unchanged, subject to the terms of the Contract.

We reserve the right to terminate Your ability to transfer to any discontinued Variable Portfolio(s). A Notice From Us will be provided to You at Your last known address prior to any such termination of Your ability to transfer.

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WITHDRAWAL PROVISIONS

On or before the Annuity Date and while You are living, a Request From You that may be sent to withdraw all (“total Withdrawal”) or part of Your Contract Value under this Contract. The Minimum Partial Withdrawal Amount is shown on the CONTRACT DATA PAGE.

Unless a Request From You informs Us otherwise, Withdrawals will be deducted from the Contract Value in proportion to their allocation among any available Variable Portfolio(s). Withdrawals of all or a portion of Your Contract Value will be based on values as of the end of the Business Day on which the Request From You for Withdrawal is received by Us prior to the Transaction Cutoff of that Business Day. Payment of the total Withdrawal will terminate this Contract and We will have no further obligations under the Contract. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS provisions are in effect, payment of Withdrawals will be made within seven calendar days.

WITHDRAWAL CHARGE

Withdrawals of all or a portion of the Contract Value may be subject to a Withdrawal Charge, as shown on the CONTRACT DATA PAGE. The Withdrawal Charge percentage applied to any Withdrawal will depend on how long the Purchase Payment to which the Withdrawal is attributed has been in the Contract. No Withdrawal Charge is deducted on an amount which is considered a Penalty-Free Withdrawal or a Purchase Payment no longer subject to a Withdrawal Charge.

For the purpose of determining the Withdrawal Charge applicable to a partial Withdrawal, the Withdrawal will be attributed to amounts in the following order: (1) any remaining Penalty-Free Withdrawal amount (except in the case of a total Withdrawal); (2) Purchase Payments not yet withdrawn and no longer subject to Withdrawal Charges; (3) Purchase Payments not yet withdrawn and still subject to Withdrawal Charges; and (4) any remaining Contract Value.

Purchase Payment(s) are assumed to be withdrawn on a first-in-first-out (FIFO) basis. The Withdrawal Charge will be assessed against the Variable Portfolio(s) in the same proportion that the remaining Contract Value is allocated unless You request that the Withdrawal come from a particular Variable Portfolio.

PENALTY-FREE WITHDRAWALS

On any day in a Contract Year before the Annuity Date, You may request a partial Withdrawal that does not incur a Withdrawal Charge of up to the Penalty-Free Withdrawal amount. The Penalty-Free Withdrawal will be calculated as of the end of the Business Day on which the Request From You is received by Us prior to the Transaction Cutoff of that Business Day. The Maximum Penalty-Free Withdrawal Percentage is shown on the CONTRACT DATA PAGE.

Each Contract Year, the Penalty-Free Withdrawal amount is calculated as the Maximum Penalty-Free Withdrawal Percentage multiplied by the remaining Purchase Payments not yet withdrawn and still subject to Withdrawal Charges.

Although amounts withdrawn as Penalty-Free Withdrawals reduce the Contract Value, they do not reduce the remaining Purchase Payments for purposes of calculating future Penalty-Free Withdrawal amounts and Withdrawal Charges. Partial Withdrawals in a Contract Year that are in excess of the sum of the Penalty-Free Withdrawal amount incur a Withdrawal Charge applicable to the remaining Purchase Payments and reduce the remaining Purchase Payments on a first-in-first-out (FIFO) basis.

If You choose to take less than the Penalty-Free Withdrawal amount during a Contract Year, You may not carry over the unused Penalty-Free Withdrawal amount in any subsequent Contract Years. If Your Contract Value is subject to Withdrawal Charges, a Penalty-Free Withdrawal is not available to You if You take a total Withdrawal.

ANNUITY PROVISIONS

During the income phase, Annuitization payments under an annuity income payment option selected by You are made to the Payee as described below. If You do not begin to receive annuity income payments before the Latest Annuity Date, any annuity income payments will commence on the Latest Annuity Date or a total Withdrawal must be made by You. Once annuity income

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payments begin, the accumulation phase ends, all benefits are terminated, and no changes can be made to the annuity income payment option selected.

ANNUITY DATE

You may elect Annuitization to begin receiving annuity income payments at any time on or after the Earliest Annuity Date After the Contract Date and before the Latest Annuity Date, shown on the CONTRACT DATA PAGE. A Request From You to change the Annuity Date must be received by Us at least thirty (30) days prior to the Annuity Date. If no Annuity Date is specified by You, the Annuity Date will be the Latest Annuity Date.

ON OR AFTER THE ANNUITY DATE UNDER THIS CONTRACT, YOU MAY NOT:

•	Take any Partial Withdrawals or a total Withdrawal.

PAYMENTS TO OWNER

Unless You request otherwise, We will make annuity income payments to You as the Payee. If You want the annuity income payments to be made to another Payee, a Request From You is required. We will make such annuity income payments, subject to receipt of a notice, no later than thirty (30) days before the due date of the first annuity income payment or subsequent annuity income payments after the Request From You is received. Tax reporting will still be based on the Owner.

Any such request is subject to the rights of any assignee. No annuity income payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated, or encumbered.

AMOUNT OF ANNUITY INCOME PAYMENTS

The amount of each annuity income payment will be determined by Us on the Annuity Date by applying the Contract Value as of the end of the Business Day during which the Request From You is received by Us prior to the Transaction Cutoff of that Business Day, less any applicable premium taxes, to the Actuarial Basis of Computation shown on the CONTRACT DATA PAGE annuity rates for fixed annuity payments applicable to the annuity income payment option chosen. In no event will the Annuitization be changed once it begins.

BETTERMENT OF RATES

The amount of the Owner’s initial monthly annuity income payment will be at least equal to the monthly payment produced by the application of an amount equal to the Contract Value, minus any Withdrawal Charges, of this Contract to purchase any single consideration immediate annuity contract offered by Us at the time to the same class of annuitants.

ANNUITY INCOME PAYMENT OPTIONS

During the Annuitant’s life, upon receipt of a Request From You, the Contract Value may be applied to provide one of the annuity income payment options shown below or any annuity income payment option that is mutually agreeable between You and Us. On or after the Earliest Annuity Date After the Contract Date and on or before the Latest Annuity Date, shown on the CONTRACT DATA PAGE, You can choose one of the options described below.

If no annuity income option has been selected by the Latest Annuity Date, We will default the annuity income payment option as described below:

•	if there is one Annuitant on Your Contract, You will automatically receive Option 4 below, with 120 monthly payments guaranteed; or

•	if there are Joint Annuitants on Your Contract, You will automatically receive Option 3 below, with 120 monthly payments guaranteed.

OPTION 1 - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further annuity income payments are payable after the death of the Annuitant.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further annuity income payments are payable after the deaths of both the Annuitant and the designated second person.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY - WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

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Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, annuity income payments have been made for less than the 120 or 240 monthly periods, as selected at the time of Annuitization, the remaining guaranteed annuity income payments may, in accordance with applicable tax law, be continued to the Payee or, if the Payee dies, the Beneficiary. If, at the death of the survivor, annuity income payments have been made for at least 120 or 240 monthly periods, as selected, no further annuity income payments will be made.

OPTION 4 - LIFE ANNUITY WITH - 120 OR 240 MONTHLY PAYMENTS GUARANTEED

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, annuity income payments have been made for less than the 120 or 240 monthly periods, as selected at the time of Annuitization, the remaining guaranteed annuity income payments may, in accordance with applicable tax law, be continued to the Payee or, if the Payee dies, the Beneficiary. If, at death of the Annuitant, annuity income payments have been made for at least 120 or 240 monthly periods, as selected, no further annuity income payments will be made.

OPTION 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of Annuitization. The selection must be made for full twelve (12) month periods. In the event of death of the Annuitant during the specified period of time, any remaining annuity income payments may, in accordance with applicable tax law, be continued to the Payee or, if the Payee dies, the Beneficiary. The guaranteed minimum annuity income payment values for monthly payments applicable to this option is referenced in the Fixed Annuity Income Payments for a Specified Period Certain Table on the CONTRACT DATA PAGE.

DEATH BENEFIT PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all payments of benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Contract is owned by a trust or other non-natural entity, We will treat the death of any Annuitant as the death of the “Primary Annuitant” and as the death of any Owner for purposes of a death benefit payable under this Contract.

DUE PROOF OF DEATH

Due Proof of Death means any written proof, which may include but is not limited to:

1.	a certified copy of a death certificate; or

2.	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.

a written statement by a medical doctor who is licensed to practice medicine in the United States by a state or federal licensing authority and is acting within the scope of his or her license attended the deceased Owner or Annuitant, as applicable, at the time of death; or

4.	any other proof satisfactory to Us.

DEATH OF OWNER BEFORE THE ANNUITY DATE

Upon Your death and before the Annuity Date, We will pay a death benefit to the Beneficiary or the Spousal Beneficiary may continue the Contract, as described below, upon receipt of all Required Documentation. The Beneficiary must select one of the following options:

1.

Immediately, or within five (5) years of the date of death of the Owner, collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death; or

2.

Collect the death benefit in the form of one of the annuity income payment options referenced as shown on our administrative death claim form if the Beneficiary is a natural person. If an annuity income payment option is desired, an option must be elected within sixty (60) days of Our receipt of all Required Documentation. The annuity income payments may be over the life of the Beneficiary, in accordance with applicable tax law, or over a period not extending beyond the life expectancy of the Beneficiary. Consistent with applicable tax rules, payments under this option generally must begin within one (1) year after the Owner’s death, otherwise, the death benefit will be paid in accordance with option 1 above; or

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3.

If a Spousal Beneficiary is designated, only the Spousal Beneficiary may continue this Contract for the amount of the Contract Value as of the Continuation Date. If this option is elected, no Death Benefit is paid out to the Continuing Spouse on the Continuation Date. The Spousal Beneficiary’s option to continue the Contract only applies once and cannot apply a second time if the Spousal Beneficiary continues Your Contract, remarries, and then dies; or

4.	A payment option that is mutually agreeable between You and Us that is in accordance with any applicable laws and regulations governing payments on death as described in this provision.

If the Beneficiary or Spousal Beneficiary, as described herein, does not select an option listed above upon the Owner’s death, the entire interest in the Contract will be distributed under option 1.

DEATH OF ANNUITANT BEFORE THE ANNUITY DATE

If the Owner is an individual and the Owner and Annuitant are different persons and the Annuitant dies before the Annuity Date, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the Annuity Date, the Owner may elect a new Joint Annuitant, subject to Our approval. However, if the Owner is not a natural person, We will treat the death of any Annuitant as the death of the “Primary Annuitant”, and as the death of the Owner.

DEATH OF OWNER ON OR AFTER THE ANNUITY DATE

If You are a natural person and not the Annuitant, upon Your death on or after the Annuity Date, We will continue to make payments of any remaining guaranteed portion of the annuity income payment(s) under the existing Annuity Income Payment Option to the Payee. If You are also the Payee, Your Beneficiary will become the new Payee. If You are also the Annuitant, see DEATH OF ANNUITANT ON OR AFTER THE ANNUITY DATE below for further information.

DEATH OF ANNUITANT ON OR AFTER THE ANNUITY DATE

If the Annuitant dies on or after the Annuity Date and a specified period was elected, We may, in accordance with applicable tax law, continue to make payments of any remaining guaranteed portion of the annuity income payment(s) under the existing Annuity Income Payment Option to the Payee or, if the Payee dies, to the Beneficiary, upon Our receipt of all applicable Required Documentation. For further information pertaining to death of the Annuitant on or after the Annuity Date, see ANNUITY INCOME PAYMENT OPTIONS below.

AMOUNT OF DEATH BENEFIT

The amount of the death benefit is the Contract Value as of the end of the Business Day on which We receive all Required Documentation prior to the Transaction Cutoff of that Business Day.

Interest shall accrue and be included in the amount of death benefit beginning on the eighth (8th) day following the date that Required Documentation is received by Us at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve in effect on the date that Required Documentation is received by Us, plus additional interest at a rate of 10% annually beginning with the date that is thirty-one (31) calendar days from the latest of Items (i), (ii) and (iii) to the date the claim is paid, where (i), (ii) and (iii) is:

(i) The date that Required Documentation is received by Us;

(ii) The date We receive sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

(iii) The date that legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved and sufficient evidence of the same is provided to Us. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy a state and federal reporting requirements.

SPOUSAL BENEFICIARY CONTINUATION

If the Spousal Beneficiary continues the Contract on the Continuation Date, the Amount of Death Benefit will be the amount that is continued and will be calculated as of the end of the Business Day on which We receive all Required Documentation prior to the Transaction Cutoff of that Business Day.

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BENEFICIARY

The Beneficiary is selected by the Owner. The Owner may also select a contingent Beneficiary who will receive the benefits accorded to the primary Beneficiary if the primary Beneficiary is not living when the Owner dies. While the Owner is living, a Request From You is required to change the Beneficiary or contingent Beneficiary. If annuity income payments have already begun, a Beneficiary may only be changed if annuity income payment option 3, 4, or 5 was elected and there are remaining annuity income payments, as described in ANNUITY INCOME PAYMENT OPTIONS below. A change of Beneficiary will take effect on the date You sign the notice to change the Beneficiary, unless otherwise specified by You; subject to any actions taken by Us prior to the date We receive the change of Beneficiary notice. The notice must have been postmarked (or show other evidence of delivery that is acceptable to Us) on or before the Owner’s date of death. The Owner’s most recent Beneficiary change notice will replace any prior Beneficiary designations. The Beneficiary must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE ANNUITY DATE. We are not liable for any payment(s) made by Us before the receipt of such change of Beneficiary notice.

Unless otherwise provided in the Beneficiary designation, the following will apply:

•	If two (2) or more persons are named as Beneficiaries under the Contract, the Beneficiaries surviving the Owner (or Continuing Spouse if applicable) will share the Amount of Death Benefit equally.

•

If there is no surviving primary Beneficiary at the time of the Owner’s death (or Continuing Spouse’s death if applicable) and there is a surviving contingent Beneficiary, the contingent Beneficiary will be deemed the Beneficiary;

•

If there is no surviving primary or contingent Beneficiary at the time of the Owner’s death (or Continuing Spouse’s death if applicable), We will pay the death benefit to the estate of the Owner (or the estate of the Continuing Spouse if applicable) in accordance with option 1 under DEATH OF OWNER BEFORE THE ANNUITY DATE.

•

If the Owner (or Continuing Spouse if applicable) predeceases the primary Beneficiary and the primary Beneficiary does not provide Required Documentation prior to such Beneficiary’s death, the estate of the primary Beneficiary will be deemed the Beneficiary.

BENEFICIARY OF JOINT OWNERS

If applicable, Joint Owners, or Joint Annuitants when the Owner is a non-natural entity, shall be each other’s sole primary Spousal Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary. Upon the death of a Joint Owner or Joint Annuitant when the Owner is a non-natural entity, and if the Spousal Beneficiary selected the option to continue the Contract as the Continuing Spouse, the Spousal Beneficiary may name a new Beneficiary as described above in Beneficiary. After the Continuation Date, any new Beneficiary designated by the Continuing Spouse may not be treated as a Spousal Beneficiary.

GENERAL PROVISIONS

CHANGE OF ANNUITANT

If the Owner is an individual, the Owner may change the Annuitant(s) at any time prior to the Annuity Date, subject to Our approval. To request such a change, a Request From You is required at least thirty (30) days before the Annuity Date. If the Owner is a trust or other non-natural entity, the Owner may not change the Annuitant. Any change of the Annuitant may have income tax consequences.

CHANGE OF OWNER OR ASSIGNMENT

Unless restricted by federal tax law or except in situations where restrictions are required for purposes of satisfying applicable laws or regulations, You may change the Owner of the Contract or assign this Contract. On and after the date when annuity income payments begin, any assignment will not change the Annuitant. We will not be bound by a change of Owner or an assignment unless and until the notice for assignment is signed by You and We receive all applicable documentation in Good Order. Your rights and those of any other person referred to in this Contract will be subject to the change of Owner or assignment. Certain change of Owners and assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any change of Owner or assignment. The change of Owner or assignment, unless otherwise specified by You, will take effect on the date that You signed the notice of change of Owner or assignment, subject to any payments made or actions taken by Us prior to Our receiving such notice.

CHANGES IN LAW

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If the laws governing this Contract or the taxation of benefits under the Contract change, We reserve the right to amend this Contract to comply with these changes.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION STANDARDS

This contract was approved under the authority of the Insurance Product Regulation Commission (IIPRC) and issued under the IIPRC standards. Any provision of the contract that on the provision’s effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date of Commission contract approval.

ENTIRE CONTRACT

The Entire Contract between You and Us consists of this Contract, the Application for this Contract, and any attached endorsement(s) and/or rider(s). An agent cannot change the terms or conditions of this Contract. A Request From You is required and must be approved by Us before any change is made. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval. All statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

INCONTESTABILITY

This Contract will be incontestable after it has been in force for a period of two (2) years from the Contract Date during the lifetime of any Owner who is required to provide Us with information concerning such Owner’s identity. Accurate statements as to any Owner’s identity are required as a condition of issuing this Contract. The Incontestability of this Contract applies to any statements any Owner makes, except as otherwise stated in the Misstatement of Age or Sex Provision.

INSURABLE INTEREST

Evidence must exist that the Owner(s), Annuitant(s), or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the Death Benefit. Generally, We consider an interest insurable if a familial relationship and/or economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health, or bodily safety of the insured life preserved.

MINIMUM VALUES

Any annuity income payment(s), total withdrawal, or death benefits available under this Contract are not less than the minimum benefits required under Section 7 of the NAIC Variable Annuity Regulation, Model #250.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of the Annuitant has been misstated, We will adjust future annuity income payment(s). If the Contract is issued on a gender neutral basis, any adjustment to annuity income payment(s) will be based only on Age. The amount remaining to be paid will be the amount that should have been paid with the correct information. We will credit the amount of any underpayment at the Misstatement Interest Rate shown on the CONTRACT DATA PAGE and subtract the amount of any overpayment from the next succeeding annuity income payment(s), if any remain.

NONPARTICIPATING

This Contract does not share in Our surplus.

NOTICE FROM US

Notice From Us includes any notice We send to You in writing, which will be sent to Your contact information we have on file unless You request otherwise.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement of the account activity of the Contract. The statement will include (1) the beginning and ending dates of the current report period, (2) the Contract Value and Contract Value minus any applicable Withdrawal Charges, if any, at the beginning and ending dates of the current report period, (3) all transactions (i.e. Purchase Payment(s) received, transfers, withdrawals, and/or charges and /or fees) which have occurred during the accounting

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period shown on the statement, and (4) any other information that may be required. Additional statements are made available, without charge, upon request.

TAX INFORMATION

The tax information contained in this Contract is intended to be general and such information is not intended to offer legal or tax advice. The Owner should consult with his or her professional tax advisor concerning matters relating to:

1.	Required Minimum Distributions;

2.	Taxation of annuity income payments;

3.	Income tax penalties applied to premature distributions;

4.	Federal estate laws;

5.	Gift tax laws; and

6.	State inheritance tax laws.

The Company will be under no obligation for any Taxes or tax penalties imposed by the IRC or by any other applicable federal or state or local law, rule, or regulation.

PREMIUM TAXES OR OTHER TAXES

We may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

PROOF OF AGE, SEX, OR SURVIVAL

We may require satisfactory proof of the following at any time, but not more than once annually:

•	Your correct Age and/or the Annuitant’s correct Age;

•	The sex of the Annuitant.

If any payment under this Contract depends on the Annuitant being alive, We may reasonably require satisfactory proof of survival.

STATUS AS AN ANNUITY CONTRACT

On the Contract Date, this Contract is intended to qualify as an “annuity contract” for federal income tax purposes, and the provisions herein shall be interpreted and administered in accordance with applicable IRC sections, including but not limited to IRC section 72(s). In no event shall any payment be deferred beyond the time limits permitted by IRC section 72(s).

SUSPENSION OF PAYMENTS

We may suspend or postpone any payments from the Variable Portfolios if any of the following occur:

(a)	the NYSE is closed (other than customary weekend and holiday closings);
(b)	trading on the NYSE is restricted;
(c)	an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Portfolios or to determine the value of its assets;
(d)	the United States Securities and Exchange Commission, by order, so permits for the protection of Owners; or
(e)	We are on notice that this Contract is the subject of a court proceeding, an arbitration, a regulatory matter or other legal action.

Conditions in (b) and (c) will be decided by or in accordance with rules of the United States Securities and Exchange Commission.

WAIVER

Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

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American General Life Insurance Company

A STOCK COMPANY

FLEXIBLE PURCHASE PAYMENT INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

With Waiver of Withdrawal Charge Benefit

Nonparticipating

© American International Group, Inc. All Rights Reserved.

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